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                                                                     Exhibit 4.4

                                 THIRD AMENDMENT
                                     TO THE
                           RANGE RESOURCES CORPORATION
                            1997 STOCK PURCHASE PLAN

         I, Rodney L. Waller, hereby certify that I am the Secretary of Range Resources Corporation, formerly Lomak Petroleum, Inc., (the "Company") and that, as such, I am authorized to execute this amendment on behalf of the Company, and, DO HEREBY FURTHER CERTIFY THAT the following resolution was duly approved and adopted by the Shareholders of the Company on May 24, 2000 at the Company's Annual Meeting of the Shareholders:

         RESOLVED, that the Lomak Petroleum, Inc. 1997 Stock Purchase Plan, be amended by deleting Article IV thereof and substituting the following therefore:

         "There shall be 1,250,000 shares of Common Stock reserved under the Plan, subject to adjustment in accordance with Article XII hereof. The shares of Common Stock subject to the Plan shall be either shares of authorized but unissued Common Stock or shares of Common Stock reacquired on the open market or otherwise for the account of the Participants. The Committee shall determine from time to time whether the shares of Common Stock shall be authorized or unissued shares or reacquired shares."

May 24, 2000


                                                /s/ Rodney L. Waller
                                               --------------------------------
                                                     Rodney L. Waller
                                                     Corporate Secretary


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